Exhibit 10.33
SECOND AMENDMENT
TO
MASTER CONSULTING AND ENGINEERING SERVICES AGREEMENT
This Second Amendment to Master Consulting and Engineering Services Agreement (“Amendment”) is made effective as of November 1, 2010 (the “Amendment Date”) by and between KLATU Networks, LLC an Oregon Limited Liability Company located in Canby, Oregon (“KLATU”), and Cryoport, Inc., a California Corporation located in Lake Forest, California (“CRYOPORT”). KLATU and CRYOPORT may each be referred to herein as a “Party” and collectively as the “Parties.”
     A. WHEREAS, the Parties have entered into that certain Master Consulting and Engineering Services Agreement effective as of October 9, 2007 (as amended, the “Agreement”). All terms used, but not defined, herein shall have the respective meanings set forth in the Agreement.
     B. WHEREAS, the Parties now wish to amend the Agreement in certain respects on the terms and conditions set forth below.
     NOW THEREFORE, in consideration of the foregoing premises and the mutual covenants set forth below, the Parties amend the Agreement and otherwise agree as follows:
1.	Amendments.
1.1	Section 7.2 of the Agreement is hereby amended by adding the following at the end of the last sentence thereof:
“Additionally, in the event of any termination by CRYOPORT under this Section 7.2, CRYOPORT agrees to pay to KLATU an amount (the “Additional Compensation”) equal to the difference between the Adjusted Applicable Market Rate (as defined below) less the total amount of payments made by CRYOPORT to KLATU for (i) all work performed under this Agreement through the date of such termination by persons other than Mr. Kriss and (ii) an amount equal to one-third (1/3) of the retainer paid to KLATU for Mr. Kriss’s services (“Cost of Work”), provided in no event shall the Additional Compensation be less than $2,000,000 plus two (2) times the Cost of Work performed after the date of this Agreement. “Adjusted Applicable Market Rate” means (i) the applicable market rate for engineering services of type and scope substantially similar to the engineering services provided by KLATU under this Agreement determined (a) by mutual agreement of the Parties within a reasonable period of time after termination of this Agreement pursuant to this Section 7.2, or (b) if the Parties cannot reach such mutual agreement, by an independent third-party expert in the field that is mutually acceptable to the Parties, times (ii) one and three tenths (1.3). CRYOPORT shall pay the Additional Compensation to KLATU in three (3) equal installments payable as follows:
One (1) month after the date the amount of Additional Compensation is determined; and
Six (6) months after the date the amount of Additional Compensation is determined; and
Twelve (12) months after the date the amount of Additional Compensation is determined.”

1.2	Section 7.7 of the Agreement is hereby deleted in its entirety and replaced with the following:

“7.7. Post Termination Rights. Subject to receipt of payment in full of the Additional Compensation and any amount due under Section 7.8 of this Agreement, all license rights granted to CRYOPORT under this Agreement shall survive any termination or expiration of this Agreement; provided from the date of receipt by KLATU of written notice of termination or the date of any other termination of the Agreement until the Additional Compensation is paid in full, the license rights granted to Cryoport under this Agreement shall be non-exclusive and notwithstanding anything to the contrary set forth in this Agreement, for so long as the license rights are non-exclusive, KLATU shall have the right to grant other persons non-exclusive license rights to the Background Technology, Assigned Technology and/or Developed Technology for any field of use and KLATU shall be entitled to all compensation therefore and Cryoport’s license rights under this Agreement shall thereafter be subject to such other non-exclusive licenses. If Cryoport defaults in the payment of the Additional Compensation or any amount due under Section 7.8 of this Agreement, all license rights granted to Cryoport under this Agreement shall terminate automatically and immediately without notice.”

1.3	Section 7 of the Agreement is hereby amended by adding the following subsection 7.8:

“7.8. Liquidation. In the event of liquidation of CRYOPORT, CRYOPORT shall pay to KLATU an amount equal to the higher of (i) the Additional Compensation or (ii) the difference between the Software Value (as defined below) less the total amount of payments made by CRYOPORT to KLATU in connection with the design and development of the Developed Software. “Software Value” means the fair market value of the Developed Software determined (a) by mutual agreement of the Parties within a reasonable period of time after the event of liquidation of CRYOPORT, or (b) if the Parties cannot reach such mutual agreement, by an independent third-party expert in the field that is mutually acceptable to the Parties.”

1.4	Section 11 of the Agreement is hereby amended by adding the following subsection 11.15:

“11.15. License Scope. Without limiting anything set forth in this Agreement, the license rights granted to CRYOPORT under this Agreement include license rights under all intellectual property rights in and to the Background Technology, Developed Technology and Assigned Technology, in each case within the Field of Use.”

1.5	Section 11 of the Agreement is hereby amended by adding the following subsection 11.16:

“11.16. No Competitive Technology, Products or Services. During the term of this Agreement and so long as Cryoport is not in default in payment of any amount due to KLATU under this Agreement, KLATU shall not directly or indirectly develop or commercialize, or grant to any affiliate or third party the right to directly or indirectly develop or commercialize, any technology or services or products competitive with the Developed Technology within the Field of Use.”

2.	Miscellaneous.
2.1	Continuing Effect. This Amendment shall be effective for all purposes as of the Amendment Date. Except as otherwise expressly modified by this Amendment, the Agreement shall remain in full force and effect in accordance with its terms.

2.2	Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed to be an original and together shall be deemed to be one and the same agreement.

2.3	Governing Law. This Amendment shall be governed by the internal substantive laws, but not the choice of law rules, of the State of California without reference to the conflict of law principles.
IN WITNESS WHEREOF, the parties have caused this Amendment to be executed and delivered by their duly authorized officers as of the day and year first set forth above.

KLATU NETWORKS, LLC an Oregon limited liability company		CRYOPORT, INC. a California corporation

By:	/s/ Richard Kriss	By:	/s/ Larry G. Stambaugh

Name:	Richard Kriss	Name:	Larry G. Stambaugh

Its:	Managing Director	Its:	Chief Executive Officer

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